CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 29, 2011 relating to the financial statements of AllianceBernstein Municipal Income Fund, Inc. (comprised of National Portfolio, California Portfolio, New York Portfolio and High Income Municipal Portfolio) for the fiscal year ended October 31, 2011 which is incorporated by reference in this Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A No. 33-07812) of AllianceBernstein Municipal Income Fund, Inc.



                                                          /s/ ERNST & YOUNG LLP




New York, New York
January 23, 2012